FOR IMMEDIATE RELEASE
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                          OSAGE FEDERAL FINANCIAL, INC.
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                                    ANNOUNCES
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                             EARNINGS AND INCREASED
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                               QUARTERLY DIVIDEND
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January 27, 2005
Pawhuska, OK

     Mark S.  White,  President  and Chief  Executive  Officer of Osage  Federal
Financial, Inc. (OTC Bulletin Board- OFFO) and its subsidiary Osage Federal Bank, announced earnings for the three months ended December 31, 2004 of $144,000, which represents an $86,000, or 148.3% increase over the $58,000 earned in the same period of 2003. The annualized return on assets for the quarter was .63%, with an annualized return on equity of 4.14%, compared to .30% and 3.03%, respectively, for the quarter ended December 31, 2003.

     Total assets increased $2.6 million from June 30, 2004, and as of December 31, 2004 were $91.5 million, while stockholders' equity increased $290 thousand to $13.9 million. The Company completed a mutual holding company reorganization in which it sold 684,394 shares to the public for $10 per share effective as of the close of business March 31, 2004.

     Loans receivable, excluding loans held for sale of $85,000, totaled $ 60.8 million as of December 31, 2004, an increase of $5.3 million from June 30, 2004. The increase was principally due to residential and commercial real estate loan growth. The Company's asset quality ratios remain strong. Nonperforming loans were up slightly from the prior year quarter and represented .09% of total loans at December 31, 2004, compared to .06% as of December 31, 2003. The allowance for loan

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losses at December 31, 2004 was $408,000,  and represented  .66% of total loans.
Net charge-offs for the six month period just ended were less than $1,000, compared to $5,000 in the same period last year. Deposits grew $147,000, or .2%, from June 30, 2004 to $61.8 million as of December 31, 2004. Net interest income for the quarter ended December 31, 2004 was $685,000, a $166,000, or 31.9% increase from the same period in 2003. This increase reflects primarily the investment of stock proceeds in loans and securities. Noninterest income for the quarter was $154,000, a $13,000, or 9.2% increase from the same quarter last year. The primary reason for the increase was income from the net increase in cash surrender value of bank-owned life insurance, which was $20,000 for the current quarter. These policies took effect January 1, 2004. Noninterest expense for the quarter ended December 31, 2004 was $627,000, a $61,000 or 10.8% increase over the same quarter last year. Compensation expense increased $48,000, or 15.3%, primarily due to new employee benefit plans. Audit and filing fees increased $39,000 for the comparable periods, reflecting expenses incurred resulting from becoming a public company.

     Net income for the six months ended December 31, 2004 was $302,000, a $134,000, or 79.8% increase over the $168,000 earned in the same period last year. The annualized return on assets for the current period was .66%, with annualized return on equity of 4.34%, compared to .43% and 4.38%, respectively for the period ended December 31, 2003.

     Net interest income for the six months ended December 31, 2004 was $1,355,000, increasing 32.6% from $1,022,000 for the same period last year. The increase in net interest income was principally due to higher loan volumes and investment of proceeds from the stock issuance. Noninterest income for the current six month period was $324,000, a decrease of $54,000 from $378,000 for the same period last year. Loan gains, which were $32,000 during the current period,

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were  $144,000  in the same  period  last year.  The  Company  has been retaining almost all of its residential mortgages this year, instead of selling them in the secondary market.

Noninterest expense increased $99,000 to $1,226,000 for the current year, principally due to new employee benefit plans, as well as increased compensation and employee benefit costs. Audit and filing fees increased $58,000, resulting from expenses incurred from becoming a public company.

     The Company also announced that its Board of Directors declared its third quarterly cash dividend of $.075 per share on January 26, 2005, payable February 14, 2005 to stockholders (other than Osage Federal MHC, its mutual holding company) of record as of February 7, 2005. This compares to $.06 paid for the quarter ended September 30, 2004, and $.05 paid for the quarter ended June 30, 2004. It is the Board of Directors' current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

     Osage Federal Financial, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties. The company's stock is traded on the OTC Bulletin Board under the symbol OFFO.

     Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are
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not limited to, factors discussed in documents filed by the Company with the
Securities and Exchange Commission from time to time.

Contact:  Sue A. Smith
          Vice President and Chief Financial Officer
          OSAGE FEDERAL FINANCIAL, INC.
          918-287-2919



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